Exhibit 99.1

Natus Medical Announces 2012 Third Quarter Financial Results

SAN CARLOS, Calif.--(BUSINESS WIRE)--November 7, 2012--Natus Medical Incorporated (Nasdaq:BABY) today announced financial results for the three and nine months ended September 30, 2012.

For the third quarter ended September 30, 2012, the Company reported revenue of $80.7 million, compared to $51.3 million in the comparable quarter of the previous year. Net loss was $1.9 million, or a net loss of $0.07 per share, compared with net income of $154,000 or $0.01 per diluted share for the third quarter of 2011.

For the nine months ended September 30, 2012, the Company reported revenue of $201.2 million, compared to $168.5 million in the comparable period of the previous year. Net loss was $1.1 million, or $0.04 per share, compared with net income of $5.6 million, or $0.19 per diluted share, for the nine months ended September 30, 2011.

The Company reported non-GAAP earnings per share of $0.15 per diluted share for the third quarter of 2012 compared to $0.07 per diluted share for the third quarter of 2011, and $0.33 per diluted share for the nine months ended September 30, 2012, compared to $0.34 per diluted share for the same period in the previous year.

“I am pleased with our third quarter results as our non-GAAP earnings exceeded our expectations and revenue was in line with our guidance,” said Jim Hawkins, Chief Executive Officer of the Company.

“During the quarter we completed the acquisition of the Nicolet business from CareFusion. This is the most significant acquisition in the history of the Company. Natus is now the leading provider of products into the worldwide neurodiagnostic market, with market-leading positions in EEG, EMG, and PSG technologies in both the United States and abroad,” added Hawkins.

“In the third quarter we also initiated the reorganization of the Company into two Strategic Business Units: Natus Newborn Care and Natus Neurology. As we drive Natus towards our goal of $500 million in annual revenue, the new SBU structure will give added focus to our business,” said Hawkins.

“Our Newborn Care hearing business posted increased revenue in the third quarter compared to the 2011 quarter, signaling that birth rates around the world may have stabilized, reversing the downward trend of the last few years,” added Hawkins. “Nicolet also had excellent results in their first quarter as part of Natus.”

“We remain committed to achieving our goal of a 12% pretax operating profit in 2013 on a non-GAAP basis and believe our third quarter results clearly demonstrate progress towards this objective,” stated Hawkins.

As of September 30, 2012, the Company had cash and cash equivalents of $19.5 million, stockholders' equity of approximately $260 million, and working capital of approximately $64 million. On June 28, 2012 the Company borrowed $31 million on its line of credit and on July 2, 2012 used those proceeds and approximately $27 million of its existing cash to fund the Nicolet acquisition.

Financial Guidance

Natus updated its 2012 financial guidance. For the full year 2012, the Company expects to report revenue of $293 million to $296 million and non-GAAP earnings per share of $0.58 to $0.61. The Company had earlier said that it expected to report revenue of $295 million to $300 million and non-GAAP earnings per share of $0.58 to $0.63.

For the fourth quarter of 2012, the Company expects to report revenue of $92 million to $95 million and non-GAAP earnings per share of $0.25 to $0.28. This compares to revenue of $64.1 million and non-GAAP earnings per share of $0.14 reported in the fourth quarter of 2011.

The Company's full year 2012 and quarterly non-GAAP earnings per share guidance exclude the following charges:

- Amortization expense associated with acquisition-related intangible assets.

- Restructuring charges that the Company expects to incur in 2012 associated with acquisitions and reorganizations, which charges were $8.9 million for the nine months ended September 30, 2102. The charges are comprised primarily of employee severance benefits and associated exit and disposal costs.

- Direct costs associated with acquisitions of $2.8 million in the nine months ended September 30, 2012, principally for pre-acquisition due diligence and outside legal costs. The Company does not expect to incur additional direct costs associated with completed acquisitions.

- The impact on gross profit of the fair value adjustment to inventory associated with Embla and Nicolet purchase accounting that was $626,000 during the nine months ended September 30, 2012. The Company expects to write off the remaining approximately $135,000 of inventory fair value adjustment associated with Nicolet purchase accounting in the fourth quarter of 2012.

- During the three months ended September 30, 2012, the impact on marketing and selling expense of recording the fair value of backlog associated with Nicolet purchase accounting of $720,000. The Company does not expect additional charges associated with the fair value of Nicolet backlog.

- During the first half of the year, the incremental accelerated depreciation of previously capitalized software costs of $902,000 due to the Company’s implementation in 2012 of the North American phase of a world-wide enterprise resource planning platform.

The Company’s non-GAAP guidance includes the impact of employee share based compensation. All non-GAAP earnings per share amounts are on a diluted basis.

Use of Non-GAAP Financial Measures

The Company's non-GAAP results for the three and nine months ended September 30, 2012 exclude amortization expense associated with certain acquisition-related intangible assets, restructuring and severance charges, direct costs associated with acquisitions, the impact of inventory and backlog fair value adjustments recorded through purchase accounting, and the accelerated write off of capitalized software as more fully detailed below.

The Company believes that the presentation of results excluding these charges provides meaningful supplemental information to both management and investors that is indicative of the Company's core operating results. Therefore, the Company believes these non-GAAP financial measures facilitate comparison of operating results across reporting periods. A reconciliation between the Company's results of operations on a GAAP and non-GAAP basis for the periods reported is included as part of the condensed consolidated statements of operations at the end of this release.

The Company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the Company's performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to the Company's historical performance. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated.

Conference Call

Natus has scheduled an investment-community conference call to discuss this announcement beginning at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) today, November 7, 2012. Individuals interested in listening to the conference call may do so by dialing 866-700-7477 for domestic callers, or 1-617-213-8840 for international callers, and entering reservation code 84219701. A telephone replay will be available for 48 hours following the conclusion of the call by dialing 888-286-8010 for domestic callers, or 1-617-801-6888 for international callers, and entering reservation code 60830781.

The conference call also will be available real-time via the Internet at http://investor.natus.com, and a recording of the call will be available on the Company’s Web site for 90 days following the completion of the call.

About Natus Medical Incorporated

Natus is a leading provider of healthcare products used for the screening, detection, treatment, monitoring and tracking of common medical ailments in newborn care, hearing impairment, neurological dysfunction, epilepsy, sleep disorders, and balance and mobility disorders. Product offerings include computerized neurodiagnostic systems for audiology, neurology, polysomnography, and neonatology, as well as newborn care products such as hearing screening systems, phototherapy devices for the treatment of newborn jaundice, head-cooling products for the treatment of brain injury in newborns, incubators to control the newborn's environment, and software systems for managing and tracking disorders and diseases for public health laboratories.

Additional information about Natus Medical can be found at www.natus.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions and strategies of Natus. These forward-looking statements include statements regarding non-GAAP pre-tax operating margins in 2013, a goal of $500 million in annual revenue, benefits of moving to the SBU structure, and revenue and non-GAAP profitability in the fourth quarter and full year 2012 These statements relate to current estimates and assumptions of our management as of the date of this press release, and future events or Natus' future financial performance or results, and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and the actual events or results may differ materially. Natus cannot provide any assurance that its future results or the results implied by the forward-looking statements will meet expectations. Our future results could differ materially due to a number of factors, including the effects of competition, the demand for our products and services, the impact of adverse global economic conditions on our target markets, our ability to expand our sales in international markets, our ability to maintain current sales levels in a mature domestic market, our ability to control costs, risks associated with bringing new products to market and integrating acquired businesses, and our ability to fulfill product orders on a timely basis. Natus disclaims any obligation to update information contained in any forward looking statement.

More information about potential risk factors that could affect the business and financial results of Natus is included in Natus' annual report on Form 10-K for the year ended December 31, 2011, and its quarterly reports on Form 10-Q, and in other reports filed from time to time by Natus with the U.S. Securities and Exchange Commission.

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September	September	September	September
	2012	2011	2012	2011

Revenue	$80,724	$51,338	$201,246	$168,541
Cost of revenue	36,453	23,765	89,265	73,165

Gross profit	44,271	27,573	111,981	95,376

Operating expenses:
Marketing and selling	21,801	14,688	54,756	44,818
Research and development	8,512	6,119	21,860	18,577
General and administrative	18,809	7,809	39,250	24,828

Total operating expenses	49,122	28,616	115,866	88,223

Income (loss) from operations	(4,851)	(1,043)	(3,885)	7,153

Other income/(expense):
Interest income	11	6	20	23
Interest expense	(215)	(47)	(231)	(160)
Other income, net	(24)	227	437	109

Total other income/(expense)	(228)	186	226	(28)

Income (loss) before provision for income tax	(5,079)	(857)	(3,659)	7,125

Provision for income tax (benefit) expense	(3,130)	(1,011)	(2,513)	1,507

Net income (loss)	$(1,949)	$154	$(1,146)	$5,618

Earnings (loss) per share:
Basic	$(0.07)	$0.01	$(0.04)	$0.20
Diluted	$(0.07)	$0.01	$(0.04)	$0.19

Weighted-average shares used to compute:
Basic earnings (loss) per share	29,062	28,643	28,947	28,477
Diluted earnings (loss) per share	29,062	29,387	28,947	29,566

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP ADJUSTMENTS (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September	September	September	September
	2012	2011	2012	2011

GAAP based results:

Income (loss) before provision for income tax (benefit)	$(5,079)	$(857)	$(3,659)	$7,125

Non-GAAP adjustments:

Amortization expense associated with certain acquired intangible assets reported as a component of:					(a)

Cost of revenue	703	530	1,763	1,592
Marketing and selling	564	393	1,493	1,218
Research and development	338	250	1,013	990

Restructuring charge reported as a component of general and administrative expense	7,671	1,363	8,927	2,156	(b)

Direct costs of acquisitions (G&A)	786	290	2,778	290	(c)

Inventory FMV adjustments (COGS)	571	-	626	-	(d)

Backlog FMV adjustments (Marketing & Sales)	720	-	720	-	(e)

Accelerate ERP system depreciation (G&A)	-	-	902	-	(f)

Non-GAAP income before provision for income tax	6,274	1,969	14,563	13,371

Provision for income tax expense/(benefit), as adjusted	1,928	(128)	4,768	3,450

Non-GAAP net income	$4,346	$2,097	$9,795	$9,921

Non-GAAP earnings per share:
Basic	$0.15	$0.07	$0.34	$0.35
Diluted	$0.15	$0.07	$0.33	$0.34

Weighted-average shares used to compute:
Basic non-GAAP earnings per share	29,062	28,643	28,947	28,477
Diluted non-GAAP earnings per share	29,822	29,387	29,584	29,566

Memo, Gross profit percentage:
GAAP basis	54.8%	53.7%	55.6%	56.6%
non-GAAP basis	56.4%	54.7%	56.8%	57.5%

Note:

The Company has elected to provide non-GAAP financial results that exclude the items below as this presentation is common among companies that are active acquirors and whose results are, accordingly, affected by such charges, because this information is used by management to evaluate operating results and because it believes this information will assist investors in making period to period comparisons of the Company's operating results.

(a)	Amortization expense associated with acquired intangible assets with definite lives.
(b)	Restructuring charge consisting of accruals for employee severance costs and associated exit and disposal costs.
(c)	Direct costs of acquisitions that are expensed pursuant to the requirement of ASC 805.
(d)	Fair value adjustment of inventory associated with the acquisitions of Embla and Nicolet included as a component of cost of sales in accordance with ASC 805.
(e)	Fair value adjustment of backlog associated with the acquisition of Nicolet included as a component of marketing and selling costs in accordance with ASC805.
(f)	Acceleration of depreciation of pre-existing ERP systems associated with the implementation of the North American phase of a world-wide enterprise resource planning platform.

CONTACT:
Natus Medical Incorporated
Steven J. Murphy, 650-802-0400
Vice President Finance and Chief Financial Officer
InvestorRelations@Natus.com